As filed with the Securities and Exchange Commission on February 17, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEARABLE DEVICES LTD.

(Exact name of registrant as specified in its charter)

State of Israel	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Ha-Ta’asiya Street, Yokne’am Illit, 2069803 Israel

(Address of Principal Executive Offices)

Wearable Devices Ltd. 2015 Share Option Plan

(Full title of the plan)

Mudra Wearable, Inc.

24A Trolley Square #2203

Wilmington, DE 19806

(Name, Address and Telephone Number of Agent for Service)

COPIES TO:

Oded Har-Even, Esq.	Reut Alfiah, Adv.
Howard Berkenblit, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: 212.660.3000	Sullivan & Worcester Tel-Aviv (Har-Even & Co.) HaArba’a Towers 28 HaArba’a St. North Tower, 35th floor Tel-Aviv, Israel 6473925 Tel: +972.74.758.0480

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Registration Statement on Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Wearable Devices Ltd., an Israeli company (the “Registrant”), with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s preliminary prospectus dated February 17, 2023 filed pursuant to Rule 424(b) under the Securities Act relating to the Registrant’s Registration Statement on Form F-1, as amended (File No. 333-262838), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b) The Registrant’s Reports on Form 6-K filed with the Commission on September 22, 2022, September 30, 2022, November 2, 2022, November 10, 2022 (first two paragraphs and the section entitled “Forward-Looking Statements” only), November 25, 2022, December 20, 2022, January 4, 2023 (first two and fourth paragraphs and the section entitled “Forward-Looking Statements” only), January 10, 2023 (first paragraph and the section entitled “Forward-Looking Statements” only), February 9, 2023 (first two paragraphs and the section entitled “Forward-Looking Statements” only) and February 16, 2023 (first two paragraphs and the section entitled “Forward-Looking Statements” only); and

(c) The description of the Registrant’s ordinary shares, NIS 0.01 par value per share, (the “Ordinary Shares”),which is contained in the Registrant’s Registration Statement on Form 8-A filed on September 9, 2022 (File No. 001-41502) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 6-K subsequently filed by the Registrant which state that they are incorporated by reference herein on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification

The Israeli Companies Law, 5759-1999 (the “Companies Law”) provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent (as defined in the Companies Law), or in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to add provisions in the articles of association, to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criteria:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criteria determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

The Registrant has entered into indemnification agreements with all of its directors and with all members of its senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officer’s insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. The Registrant’s amended and restated articles of association provide that it may exculpate, in whole or in part, any office holder from liability to it for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation from liability arising from a transaction in which its controlling shareholder or officer has a personal interest. Subject to the aforesaid limitations, and to other limitations detailed in the indemnification agreements, the Registrant exculpates and releases its office holders from any and all liability to the Registrant related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that we may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

The Registrant’s amended and restated articles of association permit it to exculpate (subject to the aforesaid limitation), indemnify and insure its office holders to the fullest extent permitted or to be permitted by the Companies Law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8. EXHIBITS.

5.1	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Wearable Devices Ltd.

23.1	Consent of Ziv Haft, Certified Public Accountants, Isr., BDO member firm, an independent registered public accounting firm.

23.2	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Wearable Devices 2015 Share Option Plan (filed as Exhibit 10.2 to Form F-1 (File No. 333-262838) filed on February 18, 2022 and incorporated herein by reference)

107	Filing Fee Table

ITEM 9. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokne’am Illit, Israel, on February 17, 2023.

WEARABLE DEVICES LTD.

By:	/s/ Asher Dahan
Asher Dahan
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Wearable Devices Ltd. hereby constitute and appoint each of Asher Dahan and Alon Mualem with full power of substitution, each of them singly his true and lawful attorneys-in-fact and agents to take any actions to enable Wearable Devices Ltd. to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form S-8, including the power and authority to sign for the undersigned in his name in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Asher Dahan	Chief Executive Officer, Director	February 17, 2023
Asher Dahan	(Principal Executive Officer)

/s/ Alon Mualem	Chief Financial Officer	February 17, 2023
Alon Mualem	(Principal Financial and Accounting Officer)

/s/ Eli Bachar	Director	February 17, 2023
Eli Bachar

/s/ Yaacov Goldman	Director	February 17, 2023
Yaacov Goldman

/s/ Ilana Lurie	Director	February 17, 2023
Ilana Lurie

/s/ Guy Wagner	Director	February 17, 2023
Guy Wagner

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Mudra Wearable, Inc., the duly authorized representative in the United States of Wearable Devices Ltd., has signed this registration statement on February 17, 2023.

/s/ Mudra Wearable, Inc.
Mudra Wearable, Inc.